UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934


                       Community Bankers Trust Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, $0.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    203612106
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                August 29, 2011
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     [x]  Rule 13d-1(b)

     [_]  Rule 13d-1(c)

     [_]  Rule 13d-1(d)

----------
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


CUSIP No 203612106
         ---------

1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     KBW ASSET MANAGEMENT, INC.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [_]
                                                                         (b) [_]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     1,086,335

6.   SHARED VOTING POWER

     0

7.   SOLE DISPOSITIVE POWER

     1,086,335

8.   SHARED DISPOSITIVE POWER

     0

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,086,335

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES

                                                                             [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     5.02%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IA, CO

CUSIP No 203612106
         ---------

Item 1.  (a).  Name of Issuer:

               Community Bankers Trust Corporation
               -----------------------------------------------------------------

         (b).  Address of Issuer's Principal Executive Offices:

               4235 Innslake Drive, Suite 200
               Glen Allen, VA  23060
               -----------------------------------------------------------------

Item 2.  (a).  Name of Person Filing:

               KBW ASSET MANAGEMENT, INC.

	All of the shares reported in this schedule are held for the account of KBW Financial Services Master Fund, Ltd., a Cayman Islands corporation (KBW FSF). The reporting person is the investment manager for KBW FSF.
               -----------------------------------------------------------------

         (b).  Address of Principal Business Office, or if None, Residence:

               KBW ASSET MANAGEMENT, INC.
                787 Seventh Ave, 6th Floor
                New York, NY 10019
               -----------------------------------------------------------------

         (c).  Citizenship:

               Delaware
               -----------------------------------------------------------------

         (d).  Title of Class of Securities:

               Common Stock, $0.01 par value
               -----------------------------------------------------------------

         (e).  CUSIP Number:

               203612106
               -----------------------------------------------------------------

Item 3. If This Statement is filed pursuant to ss.240.13d-1(b) or 240.13d-2(b), or (c), check whether the person filing is a

     (a) [_] Broker or dealer registered under Section 15 of the Exchange Act (15 U.S.C. 78c).

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act (15 U.S.C.
               78c).

     (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act (15 U.S.C. 78c).

     (d) [_] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

     (e)  [x]  An investment adviser in accordance with ss.
               240.13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with ss. 240.13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C.1813);

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     (j)  [_]  Group, in accordance with s.240.13d-1(b)(1)(ii)(J).

Item 4.   Ownership.


          (a)  Amount beneficially owned:

               1,086,335 shares
	       -----------------------------------------------------------------

          (b)  Percent of class:

               5.02%
               -----------------------------------------------------------------

          (c)  Number of shares as to which the person has:


               (i)  Sole power to vote or to direct the vote       1,086,335
                                                                  -------------,

               (ii) Shared power to vote or to direct the vote     0
                                                                  -------------,

              (iii) Sole power to dispose or to direct the
                    disposition of                                 1,086,335
                                                                  -------------,

               (iv) Shared power to dispose or to direct the
                    disposition of                                  0
                                                                  -------------.



Item 5.   Ownership of Five Percent or Less of a Class.


          N/A
          ----------------------------------------------------------------------

Item 6.   Ownership of More Than Five Percent on Behalf of Another Person.


          N/A
          ----------------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.


          N/A
          ----------------------------------------------------------------------

Item 8.   Identification and Classification of Members of the Group.


          N/A
          ----------------------------------------------------------------------

Item 9.   Notice of Dissolution of Group.


          N/A
          ----------------------------------------------------------------------

Item 10.  Certification.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          August 30, 2011
                                          --------------------------------------
                                                           (Date)


                                          KBW ASSET MANAGEMENT, INC.

                                             By: /s/ John Wimsatt
                                             -----------------------------------
                                             John Wimsatt
                                             Managing Director